Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Tuesday, May 1, 2007	TRADED: Nasdaq
LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
     COLUMBUS, Ohio, May 1 — Lancaster Colony Corporation (Nasdaq: LANC) today reported higher sales, net income, income from continuing operations and net income per share for the company’s third fiscal quarter ended March 31, 2007, compared with the corresponding quarter a year ago. Highlights include the following:
•	Third quarter net sales increased four percent to $287 million versus $276 million in the third quarter last year.
•	Net income amounted to $13,499,000, including $1,096,000 of income from discontinued operations, which includes the gain on the sale of an automotive operation in March 2007. Third quarter net income in fiscal 2006 was $11,774,000, including income from discontinued operations of $398,000.
•	Income from continuing operations totaled $12,403,000 compared with $11,376,000 for the corresponding quarter a year ago. Current year third quarter results from continuing operations included pretax restructuring and impairment charges of approximately $2.4 million (five cents per share after taxes), including $1.4 million recorded in cost of sales for the write down of inventories. These charges relate to the previously announced closing of the company’s industrial glass operations. Prior year third quarter results included a noncash asset impairment charge related to the company’s automotive segment totaling approximately $0.6 million before taxes (one cent per share after taxes).
•	Net income reached 43 cents per diluted share, including three cents of income from discontinued operations, which includes the gain on the sale of an automotive operation, versus 35 cents in the year-ago quarter, including one cent of income from discontinued operations. Income from continuing operations was 39 cents per diluted share versus 34 cents a year ago.
•	The company’s balance sheet remains strong and debt-free.
     Nine-month net sales in the current year were $880 million compared to $863 million last year. Net income was $45,109,000, or $1.42 per diluted share, including $1,558,000, or five cents per diluted share of income from discontinued operations, which includes the gain on the sale of an automotive operation in March 2007. Net income totaled $60,050,000, or $1.78 per diluted share in the prior year including income from discontinued operations of $1,132,000, or three cents per diluted share. Income from continuing operations for the nine months was $43,551,000, or $1.37 per diluted share compared to $58,918,000, or $1.74 per diluted share earned in the first nine months a year ago.
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PAGE 2/LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
     Current year-to-date results included pretax income of $0.7 million (one cent per share after taxes) associated with a second quarter distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). In the prior year, the pretax CDSOA distribution was $11.4 million (22 cents per share after taxes).
     John B. Gerlach, Jr., chairman and CEO, said, “We were generally pleased with our top line performance during the quarter, particularly in the Specialty Foods segment. Operating income benefited from a fundamental improvement in Glassware and Candles earnings. During the quarter we continued to utilize our cash flow, investing $14.9 million in Specialty Foods capital projects, paying $8.5 million in cash dividends and spending $13.5 million on repurchases of Lancaster Colony common shares.”
     Third quarter Specialty Foods sales increased six percent to $178 million, reflecting stronger retail and foodservice sales, with a mild boost from Easter falling earlier in the fourth quarter this year. Operating income totaled $22.0 million, essentially level with the year ago amount. The quarter’s higher sales volume was offset by a trend toward markedly higher commodity costs, as well as costs associated with launching additional customer programs at a new salad dressing facility.
   Third quarter Glassware and Candles sales increased four percent to $50.2 million, largely driven by higher candle sales. Segment operating income totaled $1.0 million compared to an operating loss of $2.6 million in the year-ago quarter. Prior year results were adversely affected by over $3 million in unabsorbed pretax costs relating to an extended idling of the company’s Oklahoma glassware facility. The current year’s higher sales volume and solid operating performance also contributed to the improved results, with the quarter’s plant closing charges offsetting some of those benefits.
     Automotive sales declined one percent to $58.4 million in the third quarter. Improved sales of floor mats were offset by comparatively weaker sales of original equipment aluminum accessories. The segment’s operating loss was $1.4 million in the current year third quarter as compared to an operating loss of $0.7 million a year ago. In addition to the lower sales, operating results were adversely affected by higher aluminum costs and approximately $1 million in costs related to a labor stoppage that was settled in mid-February. Prior year third quarter Automotive results included a noncash impairment charge of approximately $0.6 million related to idle floor mat manufacturing equipment.
     Looking ahead, Mr. Gerlach said, “We are still assessing consumer acceptance of several recent Specialty Foods product introductions, including T. Marzetti hummus in grocery produce departments, New York brand croutons for the center-of-store shelves and Sister Schubert’s wheat rolls in the frozen aisle. However, we expect operating results of the segment to be challenged in the foreseeable future by significantly higher food commodity costs. The fourth quarter is a seasonally slow quarter for our Glassware and Candles segment, and we anticipate incurring additional charges associated with our industrial glass plant closure, which could be in excess of $1 million.”
     Mr. Gerlach added, “The divestiture and plant closing that we announced in March are consistent with our intent to focus on our food businesses. While we continue the process of exploring strategic alternatives for nonfood operations, we also continue to look for good-fitting food acquisitions. We believe these pursuits offer our shareholders the greatest potential for long-term value.”
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PAGE 3/LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
     The company’s third quarter conference call is scheduled for this morning, May 1, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw-material costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to update such forward-looking statements. Specific influences relating to forward-looking statements are numerous, including the uncertainty regarding the effect or outcome of our decision to explore strategic alternatives among our nonfood operations. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
-or-
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

PAGE 4/LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Net sales	$286,896	$275,880	$880,196	$862,511
Cost of sales	241,176	235,211	736,518	711,288

Gross margin	45,720	40,669	143,678	151,223
Selling, general & administrative expenses	25,322	23,192	75,230	73,611
Restructuring and impairment charge	1,005	575	1,050	618

Operating income	19,393	16,902	67,398	76,994
Interest income and other — net	269	779	1,519	14,811

Income before income taxes	19,662	17,681	68,917	91,805
Taxes based on income	7,259	6,305	25,366	32,887

Income from continuing operations	12,403	11,376	43,551	58,918
Income from discontinued operations	357	398	819	1,132
Gain on sale of discontinued operations	739	—	739	—

Total discontinued operations, net of tax	1,096	398	1,558	1,132

Net income	$13,499	$11,774	$45,109	$60,050

Net income per common share:(a)

Continuing operations — basic	$.39	$.34	$1.37	$1.75
Discontinued operations — basic	.03	.01	.05	.03

Total — basic	$.43	$.35	$1.42	$1.78

Continuing operations — diluted	$.39	$.34	$1.37	$1.74
Discontinued operations — diluted	.03	.01	.05	.03

Total — diluted	$.43	$.35	$1.42	$1.78

Cash dividends per common share	$.27	$.26	$.80	$2.77

Weighted average common shares outstanding:
Basic	31,531	33,214	31,728	33,757
Diluted	31,560	33,236	31,755	33,795

(a)	Based on the weighted average number of shares outstanding during each period.
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PAGE 5/LANCASTER COLONY REPORTS THIRD QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
NET SALES
Specialty Foods	$178,212	$168,233	$543,093	$527,272
Glassware and Candles	50,238	48,457	175,325	174,001
Automotive	58,446	59,190	161,778	161,238

	$286,896	$275,880	$880,196	$862,511

OPERATING INCOME
Specialty Foods	$22,046	$22,102	$76,997	$79,520
Glassware and Candles	987	(2,586)	4,109	3,034
Automotive	(1,400)	(727)	(7,976)	(78)
Corporate expenses	(2,240)	(1,887)	(5,732)	(5,482)

	$19,393	$16,902	$67,398	$76,994

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31,	June 30,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$7,966	$41,815
Receivables — net of allowance for doubtful accounts	109,326	105,177
Total inventories	151,482	157,703
Deferred income taxes and other current assets	30,290	26,032

Total current assets	299,064	330,727
Net property, plant and equipment	201,518	185,012
Other assets	102,627	101,965
Assets of discontinued operations	—	10,317

Total assets	$603,209	$628,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,798	$46,426
Accrued liabilities	51,230	55,465

Total current liabilities	100,028	101,891
Other noncurrent liabilities and deferred income taxes	28,191	30,100
Liabilities of discontinued operations	—	1,609
Shareholders’ equity	474,990	494,421

Total liabilities and shareholders’ equity	$603,209	$628,021

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